Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2007 FINANCIAL RESULTS

–  Fiscal year revenue of $198.6 million up 34% – Gross Merchandise Volume (GMV) of $233.6 million up 35% -
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $20.4 million up 36% –

–

– Fourth quarter revenue of $51.7 million up 30% – Gross Merchandise Volume (GMV) of $58.1 million up 27% -
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $5.8 million up 43% –

WASHINGTON – December 6, 2007 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal year (FY-07) and fourth quarter (Q4-07) ended September 30, 2007. Liquidity Services, Inc. is a leading online auction marketplace for wholesale, surplus and salvage assets.

Liquidity Services, Inc. (LSI or the Company) reported record consolidated FY-07 revenue of $198.6 million, a growth rate of approximately 34% over the prior year. Adjusted EBITDA for FY-07 was a record of $20.4 million, a growth rate of approximately 36% over the prior year. FY-07 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces during a given period, was a record $233.6 million, a growth rate of approximately 35% over the prior year.

The Company reported consolidated Q4-07 revenue of $51.7 million, a growth rate of approximately 30% over the prior year’s comparable period. Adjusted EBITDA for Q4-07 was $5.8 million, a growth rate of approximately 43% over the prior year’s comparable period. GMV was $58.1 million for Q4-07, a growth rate of approximately 27% over the prior year’s comparable period.

Net income in FY-07 was a record $11.0 million or $0.39 diluted earnings per share. Adjusted net income in FY-07 was a record $12.2 million, a growth rate of approximately 46% over the prior year, or $0.43 adjusted diluted earnings per share, a growth rate of approximately 34% over the prior year.

Net income in Q4-07 was a record $3.2 million or $0.11 diluted earnings per share. Adjusted net income in Q4-07 was a record $3.5 million, a growth rate of approximately 45% over the prior year’s comparable period, or $0.12 adjusted diluted earnings per share, a growth rate of approximately 33% over the prior year’s comparable period.

LSI enables buyers and sellers to transact in an efficient, automated online auction environment. The Company’s marketplaces provide professional buyers access to a global, organized supply of wholesale, surplus and salvage assets presented with digital images and other relevant product information. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing a liquid marketplace and value-added services that are integrated into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and scrap metals. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, that connects advertisers with buyers seeking products for resale and related business services.

The Company’s ability to create liquid marketplaces for wholesale, surplus and salvage assets generates a continuous flow of goods from its corporate and government sellers. This flow of goods in turn attracts an increasing number of professional buyers to the marketplaces.

“FY-07 was another strong year for LSI as our commercial business and our scrap business with the Department of Defense (DoD), continued to post impressive gains,” said Bill Angrick, Chairman and CEO of LSI. “Our performance during the fiscal year reflected solid execution of our business strategy as our commercial business grew approximately 137% over the prior year period. Our commercial GMV has grown more than five-fold during the past two years. Our scrap business, which grew approximately 40% over the prior year also contributed to strong growth in GMV and Adjusted EBITDA during the fiscal year and fourth quarter. We believe FY-07 results demonstrate that large organizations are increasingly relying on our online platform and service offerings to realize greater returns and efficiencies in the tracking and sale of surplus and salvage assets. Our business development activity remains strong and we continue to develop and test capabilities designed to meet the long-term needs of our clients and support a much larger commercial business. Our buyer marketplace continues to deliver strong results for our sellers as we averaged over 5 auction participants per completed transaction during the entire fiscal year.”

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Business Outlook

The following forward-looking statements are based on current business trends and our current operating environment, including (i) the reengineering of certain business and inventory processes in our Surplus business with the DoD, which has resulted in a slowdown of property received by us from the DoD and our expectation that there will be a modest increase in the flow of goods received by us from the DoD over the next quarter and fiscal year and (ii) our belief that we have yet to realize the full potential of our distribution center network, personnel, and value-added services necessary to support a much larger commercial business in the future, which has resulted in less than our target profitability. Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%. Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year. We are eligible to receive this incentive in each year of the term of the Scrap contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2008 that we will again receive this incentive payment.

Under our Surplus contract there are incentive features that allow us to earn up to an additional 4.5% of the profit sharing distribution above our new base rate of 26%, which began June 1, 2007. This incentive will be measured quarterly beginning fiscal year 2008. For the fiscal year 2007 measurement period, we received a performance payment of approximately $1,500,000 in the quarter ended September 30, 2007. For the purposes of providing guidance regarding our projected financial results for the first quarter and fiscal year 2008, we have assumed that we will receive a portion of the Surplus contract incentive payments.

Our guidance adjusts EBITDA and Diluted EPS for the effects of the adoption of FAS 123(R), which we estimate to be approximately $1.2 million to $1.4 million per quarter for fiscal year 2008.

GMV – We expect GMV for fiscal year 2008 to range from $285 million to $295 million. We expect GMV for Q1-08 to range from $61 million to $63 million.

Adjusted EBITDA – We expect Adjusted EBITDA for fiscal year 2008 to range from $25.5 million to $26.5 million. We expect Adjusted EBITDA for Q1-08 to range from $5.2 million to $5.4 million.

Adjusted Diluted EPS – We estimate Adjusted Earnings Per Diluted Share for fiscal year 2008 to range from $0.53 to $0.55. In Q1-08, we estimate Adjusted Earnings Per Diluted Share to be $0.11.

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Key FY-07 and Q4-07 Operating Metrics

Registered Buyers — At the end of FY-07, registered buyers totaled approximately 685,000, representing a 31% increase over the approximately 524,000 registered buyers at the end of FY-06.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to 1,115,000 in FY-07, an approximately 12% increase over the approximately 993,000 auction participants in FY-06. Auction participants increased to 293,000 in Q4-07, an approximately 19% increase over the approximately 246,000 auction participants in Q4-06.

Completed Transactions — Completed transactions increased to approximately 212,000, an approximately 9% increase for FY-07 from the approximately 194,000 completed transactions in FY-06. In addition, we experienced a 24% increase in the average value of our transactions, over the same period, resulting from product mix, lotting and merchandising strategies, and buyer demand. Completed transactions increased to approximately 56,000, an approximately 17% increase for Q4-07 from the approximately 48,000 completed transactions in Q4-06. In addition, we experienced a 9% increase in the average value of our transactions, over the same period.

GMV and Revenue Mix — GMV and revenue continue to diversify due to the continued rapid growth in our commercial and scrap businesses. As a result, the percentage of GMV and revenue derived from the DoD Surplus Contract (under which our revenue is based on the profit-sharing model) during FY-07 decreased to 28.8% and 33.9%, respectively, compared to 48.3% and 56.6%, respectively, in the prior year period. The percentage of GMV and revenue derived from our commercial business, which includes the acquired STR business and our Liquidation.com marketplace, during FY-07 increased to 44.0% and 32.7%, respectively, from 25.0% and 10.2%, respectively, in the prior year period. The table below summarizes the GMV and revenue from our two significant contracts with the DoD (Surplus and Scrap), and our commercial and international businesses.

GMV Mix

	FY-07	FY-06	Q4-07	Q4-06
Profit-Sharing Model:
Surplus	28.8%	48.3%	30.6%	40.1%
Scrap	23.5%	22.6%	22.8%	30.1%
Total Profit Sharing	52.3%	70.9%	53.4%	70.2%

Commercial Marketplaces:
Consignment Model	22.4%	22.4%	17.2%	21.3%
Purchase Model	21.6%	2.6%	26.3%	4.2%
Total Commercial Marketplaces	44.0%	25.0%	43.5%	25.5%

International and Other	3.7%	4.1%	3.1%	4.3%
Total	100.0%	100.0%	100.0%	100.0%

Revenue Mix

	FY-07	FY-06	Q4-07	Q4-06
Profit-Sharing Model:
Surplus	33.9%	56.6%	34.4%	46.3%
Scrap	27.6%	26.5%	25.7%	34.7%
Total Profit Sharing	61.5%	83.1%	60.1%	81.0%

Commercial Marketplaces:
Consignment Model	7.3%	7.2%	5.3%	7.5%
Purchase Model	25.4%	3.0%	29.5%	4.9%
Total Commercial Marketplaces	32.7%	10.2%	34.8%	12.4%

International and Other	5.8%	6.7%	5.1%	6.6%
Total	100.0%	100.0%	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus (a) interest income and expense and other income, net; (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock compensation expense.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006
	(In thousands)
	(Unaudited)		(Audited)
Net income	$3,180	$2,229	$11,019	$7,981
Interest expense (income) and other expense (income), net	(552)	(550)	(2,176)	(430)
Provision for income taxes	2,038	1,641	7,460	5,294
Amortization of contract intangibles	203	203	813	813
Depreciation and amortization	366	225	1,302	727

EBITDA	5,235	3,748	18,418	14,385
Stock compensation expense	535	299	1,943	623

Adjusted EBITDA	$5,770	$4,047	$20,361	$15,008

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense. Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006
	(Dollars in thousands, except per share data)
	(Unaudited)		(Audited)
Net income	$3,180	$2,229	$11,019	$7,981
Stock compensation expense (net of tax)	319	179	1,158	374

Adjusted net income	$3,499	$2,408	$12,177	$8,355

Adjusted basic earnings per common share	$0.13	$0.09	$0.44	$0.35

Adjusted diluted earnings per common share	$0.12	$0.09	$0.43	$0.32

Basic weighted average shares outstanding	27,911,902	27,532,067	27,768,679	24,080,780

Diluted weighted average shares outstanding	28,013,199	28,159,384	28,146,923	26,087,809

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Conference Call

The Company will host a conference call to discuss the fiscal 2007 and fourth quarter 2007 results at 5 p.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing 800-510-9834 or 617-614-3669 and providing the participant pass code 36249377. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com. A replay of the web cast will be available on the Company’s website until January 7, 2008 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until January 7, 2008 at 11:59 p.m. ET. To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 42896106. Both replays will be available starting at 7:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and Adjusted Net Income and Adjusted Earnings Per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis because the measures do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, can be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; and our ability to attract and retain active professional buyers to purchase this merchandise. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

Contact:

Julie Davis

Director, Investor Relations

202.558.6234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

	September 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$39,954	$54,359
Short-term investments	21,655	12,289
Accounts receivable, net of allowance for doubtful accounts of $371 and $200 in 2007 and 2006, respectively	5,098	2,557
Inventory	16,467	4,704
Prepaid expenses and other current assets	5,486	2,001
Total current assets	88,660	75,911
Property and equipment, net	4,202	2,362
Intangible assets, net	4,568	4,909
Goodwill	11,446	3,678
Other assets	2,266	1,178
Total assets	$111,142	$88,038
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,333	$2,073
Accrued expenses and other current liabilities	10,298	5,283
Profit-sharing distributions payable	6,919	7,736
Customer payables	6,328	6,658
Current portion of capital lease obligations	5	63
Current portion of long-term debt	13	16
Total current liabilities	26,898	21,829
Capital lease obligations, net of current portion	5	2
Long-term debt, net of current portion	29	42
Other long-term liabilities	2,176	413
Total liabilities	29,108	22,286
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 27,939,059 and 27,584,608 shares issued and outstanding at September 30, 2007 and 2006, respectively	28	27
Additional paid-in capital	60,820	55,964
Accumulated other comprehensive income	653	247
Retained earnings	20,533	9,514
Total stockholders’ equity	82,034	65,752
Total liabilities and stockholders’ equity	$111,142	$88,038

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Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Audited)
Revenue	$51,668	$39,755	$198,620	$147,813
Costs and expenses:
Cost of goods sold (excluding amortization)	13,751	3,756	47,043	12,160
Profit-sharing distributions	15,460	20,830	69,638	80,253
Technology and operations	9,052	5,966	33,417	20,081
Sales and marketing	3,458	2,536	13,203	8,861
General and administrative	4,712	2,919	16,901	12,073
Amortization of contract intangibles	203	203	813	813
Depreciation and amortization	366	225	1,302	727

Total costs and expenses	47,002	36,435	182,317	134,968

Income from operations	4,666	3,320	16,303	12,845
Interest income (expense) and other income, net	552	550	2,176	430

Income before provision for income taxes	5,218	3,870	18,479	13,275
Provision for income taxes	(2,038)	(1,641)	(7,460)	(5,294)

Net income	$3,180	$2,229	$11,019	$7,981

Basic earnings per common share	$0.11	$0.08	$0.40	$0.33

Diluted earnings per common share	$0.11	$0.08	$0.39	$0.31

Basic weighted average shares outstanding	27,911,902	27,532,067	27,768,679	24,080,780

Diluted weighted average shares outstanding	28,013,199	28,159,384	28,146,923	26,087,809

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Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Audited)
Operating activities
Net income	$3,180	$2,229	$11,019	$7,981
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	569	429	2,115	1,540
Stock compensation expense	535	299	1,943	623
Amortization of debt discount	—	—	—	14
Interest expense related to put warrant liability and debt issue costs	—	—	—	315
Provision for doubtful accounts	171	—	171	150
Deferred tax benefit	(2,296)	(691)	(2,296)	(691)
Loss on early extinguishment of debt	—	—	—	171
Loss on disposal of property and equipment	85	12	85	19
Changes in operating assets and liabilities:
Accounts receivable	(1,569)	(872)	(3,087)	(2,022)
Inventory	(2,165)	710	(9,986)	(2,770)
Prepaid expenses and other assets	(1,311)	(1,918)	(3,849)	90
Accounts payable	1,014	642	1,260	1,149
Accrued expenses and other	2,882	(3,397)	4,984	1,947
Profit-sharing distributions payable	703	795	(816)	3,399
Customer payables	1,161	4,486	(405)	5,377
Other liabilities	2,275	322	3,336	371

Net cash provided by operating activities	5,234	3,046	4,474	17,663
Investing activities
Purchases of short-term investments	(7,505)	(6,374)	(36,099)	(20,037)
Proceeds from the sale of short-term investments	4,921	7,835	26,809	7,834
Increase in goodwill and intangibles	(220)	(20)	(208)	(90)
Cash paid for acquisitions	376	—	(9,856)	—
Purchases of property and equipment	(405)	(959)	(2,688)	(2,049)

Net cash (used in) provided by investing activities	(2,833)	482	(22,042)	(14,342)
Financing activities
Proceeds from issuance of debt	—	71	10	118
Repayments of debt	(14)	(4)	(16)	(4,413)
Principal repayments of capital lease obligations	7	(87)	(65)	(194)
Proceeds from exercise of common stock options and warrants (net of tax)	289	378	1,037	506
Incremental tax benefit from exercise of common stock options	26	489	807	489
Net proceeds from the issuance of common stock	25	(19)	1,070	43,977

Net cash provided by financing activities	333	828	2,843	40,483
Effect of exchange rate differences on cash and cash equivalents	117	(15)	320	177

Net increase (decrease) in cash and cash equivalents	2,851	4,341	(14,405)	43,981
Cash and cash equivalents at beginning of the period	37,103	50,018	54,359	10,378

Cash and cash equivalents at end of period	$39,954	$54,359	$39,954	$54,359
Supplemental disclosure of cash flow information
Property and equipment acquired through capital leases	$10	$71	$10	$71
Cash paid for income taxes	2,317	1,568	7,901	4,816
Cash paid for interest	$1	$3	$5	$217